Pricing Supplement No. 1229AQ
To underlying supplement No. 1 dated September 29, 2009,
product supplement AQ dated September 29, 2009,
prospectus dated September 29, 2009 and
prospectus supplement dated September 29, 2009
Registration Statement No. 333-162195 Dated June 17, 2011; Rule 424(b)(2)

Deutsche Bank
Deutsche Bank AG, London Branch
$2,755,000 Buffered Barrier Rebate Securities Linked to the iShares® MSCI Emerging Markets Index Fund due June 20, 2013
General
•
The Buffered Barrier Rebate Securities (the “securities”) are designed for investors who seek a return at maturity linked to the performance of the iShares® MSCI Emerging Markets Index Fund (the “Fund”). If the Fund Level exceeds the Upper Barrier on any day during the Observation Period (a “Barrier Event”) and the Ending Fund Level does not decline by more than 15.00% from the Initial Fund Level, you will be entitled to a Rebate of 21.00% per $1,000 Face Amount of securities at maturity in addition to your initial investment. If, following the Barrier Event, the Ending Fund Level declines by more than 15.00% from the Initial Fund Level, you will receive the Rebate plus your initial investment reduced by 1.17647% of the Face Amount for each 1.00% decline of the Fund Level beyond 15.00%. If the Barrier Event does not occur and if i) the Ending Fund Level is greater than the Initial Fund Level, you will receive your initial investment plus the product of the Face Amount and the Fund Return multiplied by the Participation Rate, ii) the Ending Fund Level is equal to or less than the Initial Fund Level by not more than the Buffer Amount, you will receive your initial investment, or iii) the Ending Fund Level declines by more than the Buffer Amount, you will lose an amount equal to 1.17647% of the Face Amount for each 1.00% decline of the Fund beyond 15.00%, and could lose up to 100.00% of your initial investment. Investors will not receive any coupon payments. Any payment on the securities is subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG, London Branch maturing June 20, 2013.
•	Denominations of $1,000 (the “Face Amount“) and minimum investments of $1,000.
•	The securities are expected to price on June 17, 2011 (the “Trade Date”) and are expected to settle on June 22, 2011 (the “Settlement Date”).
Key Terms
Issuer:	Deutsche Bank AG, London Branch
Issue Price:	100% of the Face Amount
Fund:	iShares® MSCI Emerging Markets Index Fund (Ticker: EEM UP)
Barrier Event:	A Barrier Event occurs if, on any day during the Observation Period, the Closing Level of the Fund is greater than the Upper Barrier.
Upper Barrier:	68.6850, equal to 150.00% of the Initial Fund Level
Payment at Maturity:	At maturity, you will be entitled to receive a cash payment, per $1,000 Face Amount of securities, of $1,000 plus the Additional Amount.
Additional Amount:
An amount in cash paid at maturity, per $1,000 Face Amount of securities, which may be positive, zero or negative, calculated as follows:
If a Barrier Event has not occurred and
• the Ending Fund Level is greater than the Initial Fund Level:
$1,000 x (Fund Return x Participation Rate)
• the Ending Fund Level is equal to or less than the Initial Fund Level by not more than the Buffer Amount:
$0
• the Ending Fund Level is less than the Initial Fund Level by more than the Buffer Amount:
$1,000 x [(Fund Return + Buffer Amount) x Downside Participation Percentage]
If a Barrier Event has occurred and
• the Ending Fund Level is greater than the Initial Fund Level:
$1,000 x Rebate
• the Ending Fund Level is equal to or less than the Initial Fund Level by not more than the Buffer Amount:
$1,000 x Rebate
• the Ending Fund Level is less than the Initial Fund Level by more than the Buffer Amount:
$1,000 x [(Fund Return + Buffer Amount) x Downside Participation Percentage + Rebate]

(Key Terms continued on next page)
Investing in the securities involves a number of risks. See “Risk Factors” beginning on page 9 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-5 of this pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, product supplement, the prospectus supplement and the prospectus.  Any representation to the contrary is a criminal offense.
	Price to Public(1)	Max. Discounts and Commissions (1)	Min. Proceeds to Us
Per security	$1,000.00	$0.50	$999.50
Total	$2,755,000.00	$1,377.50	$2,753,622.50
(1) For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information (Conflicts of Interest)” in this pricing supplement.
The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$2,755,000.00	$319.86

Deutsche Bank Securities
June 17, 2011

(Key Terms continued from previous page)
Fund Return:	The performance of the Fund from the Initial Fund Level to the Ending Fund Level, calculated as follows:
Ending Fund Level – Initial Fund Level
Initial Fund Level
The Fund Return may be positive, zero or negative.
Participation Rate:	120.00%
Downside Participation Percentage:	117.647%
Buffer Amount:	15.00%
Rebate:	21.00%, or $210.00 per $1,000 Face Amount of securities.
Observation Period:	The period from but excluding the Trade Date to but including the Final Valuation Date
Closing Level	On any scheduled trading day, the last reported closing price of the Fund on the relevant exchange multiplied by the then-current Share Adjustment Factor, as determined by the calculation agent.
Share Adjustment Factor:	Initially 1.0, subject to adjustment for certain actions affecting the Fund. See “Description of Securities – Anti-dilution Adjustments for Funds” in this pricing supplement.
Initial Fund Level:	45.7900, equal to the Closing Level of the Fund on the Trade Date
Ending Fund Level:	The Closing Level of the Fund on the Final Valuation Date
Trade Date:	June 17, 2011
Settlement Date:	June 22, 2011
Final Valuation Date:	June 17, 2013, subject to postponement as described under “Description of Securities – Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.
Maturity Date:	June 20, 2013, subject to postponement as described under “Description of Securities – Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.
Listing:	The securities will not be listed on any securities exchange.
CUSIP / ISIN:	2515A1 7Z 8/ US2515A17Z87

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

You should read this pricing supplement together with the underlying supplement No. 1 dated September 29, 2009, product supplement AQ dated September 29, 2009, the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these securities are a part and the prospectus dated September 29, 2009. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Underlying supplement No. 1 dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200168/d424b21.pdf

Product supplement AQ dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509201347/d424b21.pdf

Prospectus supplement dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200021/d424b31.pdf

Prospectus dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000095012309047023/f03158be424b2xpdfy.pdf

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the underlying supplement, product supplement, prospectus supplement, prospectus and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer on the date the securities are priced.  We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance.  In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.

What is the Payment at Maturity on the Securities Assuming a Range of Performance for the Fund?

The following table illustrates a range of  the hypothetical Payments at Maturity on the securities.  The “return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $1,000 Face Amount of securities to $1,000.  The hypothetical returns set forth in the table below reflects an Initial Fund Level of $45.7900, a Participation Rate of 120.00%, a Downside Participation Percentage of 117.647%, an Upper Barrier of $68.6850 (150.00% of the Initial Fund Level), a Buffer Amount of 15.00% and a Rebate of 21.00%. The actual Initial Fund Level, Upper Barrier and Rebate will be set on the Trade Date. The hypothetical returns set forth below are for illustrative purposes only and are not the actual payment returns applicable to a purchaser of the securities. The numbers appearing in the following table and examples have been rounded for ease of analysis.

		The Closing Level of the Fund Does Not Exceed the Upper Barrier on any Day during the Observation Period			The Closing Level of the Fund Does Exceed the Upper Barrier on any Day during the Observation Period
Hypothetical Ending Fund Level ($)	Fund Return (%)	Additional Amount at Maturity ($)	Payment at Maturity ($)	Payment Return (%)	Additional Amount at Maturity ($)	Payment at Maturity ($)	Payment Return (%)
$91.58	100.00%	N/A	N/A	N/A	$210.00	$1,210.00	21.00%
$87.00	90.00%	N/A	N/A	N/A	$210.00	$1,210.00	21.00%
$82.42	80.00%	N/A	N/A	N/A	$210.00	$1,210.00	21.00%
$77.84	70.00%	N/A	N/A	N/A	$210.00	$1,210.00	21.00%
$73.26	60.00%	N/A	N/A	N/A	$210.00	$1,210.00	21.00%
$68.69	50.00%	$600.00	$1,600.00	60.00%	$210.00	$1,210.00	21.00%
$64.11	40.00%	$480.00	$1,480.00	48.00%	$210.00	$1,210.00	21.00%
$59.53	30.00%	$360.00	$1,360.00	36.00%	$210.00	$1,210.00	21.00%
$54.95	20.00%	$240.00	$1,240.00	24.00%	$210.00	$1,210.00	21.00%
$50.37	10.00%	$120.00	$1,120.00	12.00%	$210.00	$1,210.00	21.00%
$45.79	0.00%	$0.00	$1,000.00	0.00%	$210.00	$1,210.00	21.00%
$41.21	-10.00%	$0.00	$1,000.00	0.00%	$210.00	$1,210.00	21.00%
$38.92	-15.00%	$0.00	$1,000.00	0.00%	$210.00	$1,210.00	21.00%
$36.63	-20.00%	-$58.82	$941.18	-5.88%	$151.18	$1,151.18	15.12%
$32.05	-30.00%	-$176.47	$823.53	-17.65%	$33.53	$1,033.53	3.35%
$27.47	-40.00%	-$294.12	$705.88	-29.41%	-$84.12	$915.88	-8.41%
$22.90	-50.00%	-$411.76	$588.24	-41.18%	-$201.76	$798.24	-20.18%
$18.32	-60.00%	-$529.41	$470.59	-52.94%	-$319.41	$680.59	-31.94%
$13.74	-70.00%	-$647.06	$352.94	-64.71%	-$437.06	$562.94	-43.71%
$9.16	-80.00%	-$764.71	$235.29	-76.47%	-$554.71	$445.29	-55.47%
$4.58	-90.00%	-$882.35	$117.65	-88.24%	-$672.35	$327.65	-67.24%
$0.00	-100.00%	-$1,000.00	$0.00	-100.00%	-$790.00	$210.00	-79.00%

The following hypothetical examples illustrate how the Payments at Maturity set forth in the table above are calculated.

Example 1: The level of the Fund increases by 20.00% from the Initial Fund Level of $45.79 to an Ending Fund Level of $54.95, and:

•
no Barrier Event occurs. Because the Ending Fund Level is greater than the Initial Fund Level, the investor receives a Payment at Maturity of $1,240.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000 x (Fund Return x Participation Rate) =
$1,000 + ($1,000 x 20.00% x 120.00%) = $1,240.00

•
a Barrier Event occurs. Because the Ending Fund Level is greater than the Initial Fund Level, the investor receives a Payment at Maturity of $1,210.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000 + ($1,000 x Rebate) =
$1,000 + ($1,000 x 21.00%) = $1,210.00

Example 2: The level of the Fund decreases by 10.00% from the Initial Fund Level of $45.79 to an Ending Fund Level of $41.21, and:

•
no Barrier Event occurs. Because the Ending Fund Level decreases by not more than the Buffer Amount of 15.00%, the investor receives a Payment at Maturity of $1,000.00 per $1,000 Face Amount of securities.

•
a Barrier Event occurs. Because the Ending Fund Level is less than the Initial Fund Level by not more than the Buffer Amount of 15.00%, the investor receives a Payment at Maturity of $1,210.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000 + ($1,000 x Rebate) =
$1,000 + ($1,000 x 21.00%) = $1,210.00

Example 3: The level of the Fund decreases by 50.00% from the Initial Fund Level of $45.79 to an Ending Fund Level of $22.90, and:

•
no Barrier Event occurs. Because the Ending Fund Level is less than the Initial Fund Level by more than the Buffer Amount of 15.00%, the investor receives a Payment at Maturity of $588.24 per $1,000 Face Amount of securities, calculated as follows:

$1,000 + [$1,000 x (Fund Return + Buffer Amount) x Downside Participation Percentage] =
$1,000 + [$1,000 x (-50.00% + 15.00%) x 117.647%] = $588.24

•
a Barrier Event occurs. Because the Ending Fund Level is less than the Initial Fund Level by more than the Buffer Amount of 15.00%, the investor receives a Payment at Maturity of $798.24 per $1,000 Face Amount of securities, calculated as follows:

$1,000 + [$1,000 x ((Fund Return + Buffer Amount) x Downside Participation Percentage + Rebate)] =
$1,000 + [$1,000 x ((-50.00% + 15.00%) x 117.647%+ 21.00%)] = $798.24

Selected Purchase Considerations

•
APPRECIATION POTENTIAL IS LIMITED — If a Barrier Event does not occur, the securities provide the opportunity to participate in any positive Fund Return multiplied by the Participation Rate.  If a Barrier Event occurs, your maximum potential return will be limited to a Rebate of 21.00%, regardless of any positive performance of the Fund above the Upper Barrier. The actual Rebate will be set on the Trade Date. Because the securities are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

•
LIMITED PROTECTION AGAINST LOSS — Payment at Maturity of the securities is protected against a decline in the Ending Fund Level, as compared to the Initial Fund Level, of up to 15.00% (the Buffer Amount) if a Barrier Event does not occur and up to 32.85% (the sum of the Rebate divided by the Downside Participation Percentage and the Buffer Amount) if a Barrier Event occurs. If a Barrier Event does not occur and the Ending Fund Level declines as compared to the Initial Fund Level, you will lose an amount equal to 1.17647% of the Face Amount of your securities for every 1.00% decline of the Fund level beyond 15.00% (the Buffer Amount) of the Initial Fund Level. If a Barrier Event occurs and the Ending Fund Level declines as compared to the Initial Fund Level, you will lose an amount equal to 1.17647% of the Face Amount of your securities for every 1.00% decline of the Fund level beyond 32.85% (the sum of the Rebate divided by the Downside Participation Percentage and the Buffer Amount) of the Initial Fund Level. You may lose up to 100.00% of your investment if a Barrier Event does not occur and up to 79.00% if a Barrier Event occurs.

•
RETURN LINKED TO THE PERFORMANCE OF THE ISHARES® MSCI EMERGING MARKETS INDEX FUND — The return on the securities, which may be positive, zero or negative, is linked to the performance of the iShares® MSCI EAFE Index Fund.

The iShares® MSCI Emerging Markets Index Fund

The iShares® MSCI Emerging Markets Index Fund is an exchange-traded fund managed by iShares® Trust, a registered investment company. The iShares® Trust consists of numerous separate investment portfolios, including the iShares® MSCI Emerging Markets Index Fund. The iShares® MSCI Emerging Markets Index Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index (the “Index”).  The Index is designed to measure equity market performance in the global emerging markets. The iShares® MSCI Emerging Markets Index Fund trades on the NYSE under the ticker symbol “EEM UP.” It is possible that the Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the Index due to the temporary unavailability of certain securities in the secondary markets, the performance of any derivative instruments contained in the Fund, the fees and expenses of the Fund or due to other circumstances. This section is a summary only of the iShares® MSCI Emerging Markets Index Fund. For more information on the iShares® MSCI Emerging Markets Index Fund, including information concerning calculation methodology and adjustment policy, please see the section entitled “iShares® MSCI Emerging Markets Index Fund” in the accompanying underlying supplement No. 1 dated September 29, 2009.

•
TAX CONSEQUENCES — You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” Although the tax consequences of an investment in the securities are uncertain, we believe it is reasonable to treat the securities as prepaid financial contracts for U.S. federal income tax purposes. Under this treatment, you should not recognize taxable income or loss prior to the maturity of your securities, other than pursuant to a sale or exchange. Subject to the potential application of the “constructive ownership” regime discussed below, your gain or loss on the securities should be capital gain or loss and should be long-term capital gain or loss if you have held the securities for more than one year. If, however, the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities might be affected materially and adversely. We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the tax treatment described in this pricing supplement and the accompanying product supplement.

Even if the treatment of the securities as prepaid financial contracts is respected, the securities could be treated as “constructive ownership transactions” within the meaning of Section 1260 of the Internal Revenue Code. In that case, all or a portion of any long-term capital gain you would otherwise recognize on a sale, exchange or retirement of the securities would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain” (which, although the matter is unclear, may equal the amount of long-term capital gain you would have recognized if on the issue date you had invested the Face Amount of your securities in shares of the Underlying and sold those shares for their fair market value on the date your securities are sold, exchanged, or retired). Any long-term capital gain recharacterized as ordinary income would be treated as accruing at a constant rate over the period you held the securities, and you would be subject to an interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years.

In 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime discussed above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Legislation enacted in 2010 requires certain individuals who hold “debt or equity interests” in any “foreign financial institution” that are not “regularly traded on an established securities market” to report information about such holdings on their U.S. federal income tax returns unless a regulatory exemption is provided. If you are an individual, you should consult your tax adviser regarding this legislation.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters. You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments, the potential application of the “constructive ownership” regime, and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks.  Investing in the securities is not equivalent to investing directly in the Fund or in any of the components underlying the Fund.  These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

•
YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — The securities do not guarantee any return of your investment.  The return on the securities at maturity is based on whether or not a Barrier Event occurs and whether, and the extent to which, the Fund Return is positive or negative.  If a Barrier Event does not occur, and the Ending Fund Level is less than the Initial Fund Level by more than the Buffer Amount of 15.00%, your investment will lose 1.17647% for every 1.00% decline in the Ending Final Level, and you could lose up to 100.00% of your investment in the securities. If a Barrier Event does occur and the Ending Fund Level is less than the Initial Fund Level by more than the Buffer Amount of 15.00%, you could lose up to 79.00% of your initial investment. The payment of any amount at maturity is subject to our ability to meet our obligations as they become due.

•
IF A BARRIER EVENT OCCURS, YOUR ADDITIONAL AMOUNT WILL BE LIMITED TO THE REBATE — If a Barrier Event occurs, your Additional Amount will be limited to the Rebate of 21.00%, regardless of any positive performance of the Fund above the Upper Barrier. You will not benefit from any appreciation of the Fund beyond the Rebate.

•
THE SECURITIES ARE SUBJECT TO OUR CREDITWORTHINESS —  The securities are senior unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities, including any Payment at Maturity, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the securities and in the event Deutsche Bank AG were to default on its obligations you may not receive the Payment at Maturity owed to you under the terms of the securities.

•
TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE EQUITY AND EQUITY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE SECURITIES — We or one or more of our affiliates may hedge our exposure from the securities by entering into equity and equity derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the Index and make it less likely that you will receive a positive return on your investment in the securities. It is possible that we or our affiliates could receive substantial returns from these hedging and trading activities while the value of the securities declines. We or our affiliates may also engage in trading in instruments linked to the Index on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Fund. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, the trading strategy of investors in the securities.

•	THE SECURITIES DO NOT PAY COUPONS – Unlike ordinary debt securities, the securities do not pay coupons and do not guarantee any return of the initial investment at maturity.

•
NO DIVIDEND PAYMENTS OR VOTING RIGHTS – As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the component stocks underlying the Fund or holders of shares of the Fund would have.

•
CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY – While the Payment at Maturity described in this pricing supplement is based on the full Face Amount of your securities, the original Issue Price of the securities includes the agent’s commission and the cost of hedging our obligations under the securities through one or more of our affiliates.  Such cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, the price, if any, at which Deutsche Bank AG (or its affiliates), will be willing to purchase securities from you in secondary market transactions, if at all, will likely be lower than the original Issue Price, and any sale prior to the Maturity Date could result in a substantial loss to you.  The securities are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your securities to maturity.

•
LACK OF LIQUIDITY – The securities will not be listed on any securities exchange. Deutsche Bank AG (or its affiliates) may offer to purchase the securities in the secondary market but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Deutsche Bank AG (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

•
WE AND OUR AFFILIATES AND AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVEL OF THE FUND TO WHICH THE SECURITIES ARE LINKED OR THE VALUE OF THE SECURITIES — Deutsche Bank AG, its affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Deutsche Bank AG, its affiliates and agents may have published research or other opinions that are inconsistent with the investment view implicit in the securities. Any research, opinions or recommendations expressed by Deutsche Bank AG, its affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities and the Fund to which the securities are linked.

•
POTENTIAL CONFLICTS – We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities.  In performing these roles, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.

•
MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE SECURITIES – In addition to the level of the Fund and the Index on any day, the value of the securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	whether the Closing Level of the Fund has exceeded the Upper Barrier on any day during the Observation Period;

•	the expected volatility of the Fund;

•	the time remaining to maturity of the securities;

•
the dividend rate on the stocks held by the Fund (while not paid to holders of the securities, dividend payments on the stocks held by the Fund may influence the market price of the shares of the Fund and the market value of options on Fund shares and, therefore, affect the value of the securities);

•	the occurrence of certain events affecting the Fund that may or may not require an anti-dilution adjustment;

•	the market price on the component stocks underlying the Fund;

•	interest and yield rates in the market generally and in the markets of the component stocks underlying the Fund;

•	geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events;

•	the composition of the Fund and any changes to the component stocks underlying it;

•	supply and demand for the securities; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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THE ANTI-DILUTION PROTECTION IS LIMITED — The calculation agent will make adjustments to the Share Adjustment Factor, which will initially be set at 1.0, for certain events affecting the shares of the Fund. See “Description of Securities – Anti-Dilution Adjustments for Funds” in the accompanying product supplement. The calculation agent is not required, however, to make such adjustments in response to all events that could affect the shares of the Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the securities may be materially and adversely affected.

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FLUCTUATION OF NAV — The net asset value (the “NAV”) of an exchange traded fund may fluctuate with changes in the market value of such exchange traded fund’s securities holdings. The market prices of the Fund may fluctuate in accordance with changes in NAV and supply and demand on the applicable stock exchanges. In addition, the market price of the Fund may differ from its NAV per share; the Fund may trade at, above or below its NAV per share.

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ADJUSTMENTS TO THE FUND OR TO THE UNDERLYING INDEX COULD ADVERSELY AFFECT THE VALUE OF THE SECURITIES — Blackrock Fund Advisors (“BFA”) is the investment advisor to the Fund, which seeks investment results that correspond generally to the level and yield performance, before fees and expenses, of the Index. The stocks included in the Fund are selected by MSCI Inc. (“MSCI”). The Closing Levels of the Fund are calculated and published by MSCI. MSCI can add, delete or substitute the stocks underlying the Index, which could change the value of the Fund. Pursuant to its investment strategy or otherwise, BFA may add, delete, or substitute the stocks composing the Fund. Any of these actions could cause or contribute to large movements in the prices of the component stocks held by the Fund, which could cause the price of the Fund shares to decline.

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THE FUND AND THE INDEX ARE DIFFERENT — The performance of the Fund may not exactly replicate the performance of the Index because the Fund will reflect transaction costs and fees that are not included in the calculation of the Index. It is also possible that the Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the Fund or due to other circumstances. BFA may invest up to 10% of the Fund’s assets in futures contracts, options on futures contracts, other types of options, and swaps related to the Index as well as cash and cash equivalents, including shares of money market funds advised by BFA or its affiliates. The Fund may use options and futures contracts, convertible securities and structured notes in seeking performance that corresponds to the Index and in managing cash flows.

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THERE IS NO AFFILIATION BETWEEN THE FUND AND US, AND WE ARE NOT RESPONSIBLE FOR ANY DISCLOSURE BY THE FUND — We are not affiliated with the Fund or the issuers of the component stocks held by the Fund or underlying the Index. However, we and our affiliates may currently or from time to time in the future engage in business with many of the issuers of the component stocks held by the Fund or underlying the Index. Nevertheless, neither we nor our affiliates assume any responsibility for the accuracy or the completeness of any information about the component stocks held by the Fund or underlying the Index or any of the issuers of the component stocks held by the Fund or underlying the Index. You, as an investor in the securities, should make your own investigation into the component stocks held by the Fund or underlying the Index and the issuers of the component stocks held by the Fund or underlying the Index. Neither the Fund nor any of the issuers of the component stocks held by the Fund or underlying the Index are involved in this offering of your securities in any way and none of them has any obligation of any sort with respect to your securities. Neither the Fund nor any of the issuers of the component stocks held by the Fund or underlying the Index has any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your securities.

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CURRENCY EXCHANGE RISK — Because the Fund invests in stocks denominated in foreign currencies, changes in currency exchange rates may negatively impact such exchanged traded funds’ returns. The values of the foreign currencies may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, foreign governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. Therefore, exposure to exchange rate risk may result in reduced returns to the Fund and have an adverse impact on the value of your securities.

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NON-U.S. SECURITIES MARKETS RISKS — Because foreign companies or foreign equity securities held by the Fund may be publicly traded in the applicable foreign countries and are denominated in currencies other than U.S. dollars, investments in the securities involve particular risks. For example, the foreign securities markets may be more volatile than the U.S. securities markets, and market developments may affect these markets differently from the United States or other securities markets. Direct or indirect government intervention to stabilize the securities markets outside the United States, as well as cross-

shareholdings in certain companies, may affect trading prices and trading volumes in those markets. Also, the public availability of information concerning the foreign issuers may vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the foreign issuers may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to United States reporting companies.

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EMERGING MARKETS COUNTRIES OFTEN SUFFER FROM POLITICAL AND ECONOMIC INSTABILITY — The value of the securities is subject to the political and economic risks of emerging market countries by linking to the performance of the Fund. The stocks held by the Fund include companies that are located in emerging market countries and whose securities trade on the exchanges of emerging market countries. In recent years, some emerging markets have undergone significant political, economic and social upheaval. Such far-reaching changes have resulted in constitutional and social tensions and, in some cases, instability and reaction against market reforms has occurred. With respect to any emerging market nation, there is the possibility of nationalization, expropriation or confiscation, political changes, government regulation and social instability. There can be no assurance that future political changes will not adversely affect the economic conditions of an emerging market nation. Political or economic instability could have an adverse effect on the value and payment at maturity of your securities.

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PAST PERFORMANCE OF THE FUND, THE INDEX OR OF THE COMPONENT STOCKS HELD BY THE FUND IS NO GUIDE TO FUTURE PERFORMANCE — The actual performance of the Fund, the Index or of the component stocks held by the Fund over the life of the securities may bear little relation to the historical levels of the Fund or of the component stocks held by the Fund, and may bear little relation to the hypothetical return examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the Fund, of the Index or of the component stocks held by the Fund.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts. If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities might be affected materially and adversely.

Even if the treatment of the securities as prepaid financial contracts is respected, the securities could be treated as “constructive ownership transactions.” In that case, all or a portion of any long-term capital gain you would otherwise recognize on a sale, exchange or retirement of the securities would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain,” and an interest charge would apply with respect to the deemed tax liability that would have been incurred if such income had accrued at a constant rate over the period you held the securities.

As described above under “Tax Consequences,” in 2007 Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the securities. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments, the potential application of the “constructive ownership” regime, and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Historical Information

The following graph sets forth the historical performance of the iShares® MSCI Emerging Markets Index Fund based on the daily Fund closing prices from June 16, 2006 through June 17, 2011.  The closing price of the Fund on June 17, 2011 was $45.79.  We obtained the Fund closing prices below from Bloomberg, and we have not participated in the preparation of, or verified, such information. The historical prices of the Fund should not be taken as an indication of future performance, and no assurance can be given as to the Closing Level of the Fund on any day during the Observation Period, including on the Final Valuation Date. We cannot give you assurance that the performance of the Fund will result in the return of any of your initial investment.

Supplemental Underwriting Information (Conflicts of Interest)

Deutsche Bank Securities Inc. (“DBSI”), acting as agent for Deutsche Bank AG, will not receive a selling concession in connection with the sale of the securities. DBSI will pay custodial fees to other broker-dealers of 0.05% or $0.50 per $1,000 Face Amount of securities. Deutsche Bank AG will reimburse DBSI for such fees. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

DBSI, the agent for this offering, is our affiliate. In accordance with Rule 5121 of the Financial Industry Regulatory Authority Inc. (FINRA), DBSI may not make sales in this offering to any discretionary account without the prior written approval of the customer.

Settlement

We expect to deliver the securities against payment for the securities on the Settlement Date indicated above, which will be the third business day following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the securities more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.